Exhibit 99.1
LIONSGATE REPORTS PRETAX LOSS OF $5.0 MILLION
FOR FIRST QUARTER OF FISCAL 2007 COMPARED TO
PRETAX LOSS OF $21.7 MILLION IN PRIOR YEAR
QUARTER
First Quarter Revenue of $172.5 Million Declines 11% From
Prior Year, Primarily Reflecting Timing of Television Deliveries
SANTA MONICA, CA, and VANCOUVER, BC, August 9, 2006 — Lionsgate (NYSE: LGF), the leading independent filmed entertainment studio, reported revenues of $172.5 million, free cash flow of negative $2.1 million and a pretax loss of $5.0 million for its fiscal 2007 first quarter ended June 30, 2006, the Company announced today.
Lionsgate reported a basic loss per common share of $0.03 on 103.3 million weighted average common shares outstanding compared to a basic loss per common share of $0.21 on 101.9 million weighted average common shares outstanding in the prior year quarter.
“We are continuing to grow the business in line with our expectations,” said Lionsgate Chief Executive Officer Jon Feltheimer. “As expected, our first quarter reflects lower revenues due to the timing of television deliveries compared to the prior-year quarter. However, with the heart of our film slate upcoming and expansion of our television business to 11 prime time series, which are slated to air in subsequent quarters, we are well positioned for a very successful year in fiscal 2007.”
Feltheimer noted that Lionsgate’s recent acquisition of the Debmar-Mercury syndication company, a distribution deal for the Studio Canal library and a deal to continue distribution of most of the Republic library reflect several of the Company’s recent growth initiatives, all of which were completed or announced shortly after the close of the quarter.
The Company also noted that its filmed entertainment backlog during the first quarter increased to $240.5 million, its highest level ever, reflecting future revenue not yet recorded from contracts.
Theatrical revenue of $18.5 million during the quarter decreased 17% compared to $22.3 in the prior year quarter, with only two wide releases, Akeelah And The Bee and See No Evil, in the period. Larry The Cable Guy and the Company’s first Spanish-language feature film, La Mujer De Mi Hermano, also contributed to the quarter’s revenue.

Lionsgate’s home video revenue continued its strong growth. First quarter video revenue grew to $114.8 million, an increase of 18% compared to $97.4 million in the prior year quarter. Significant revenue drivers included the strong sales of Madea’s Family Reunion and two other DVDs from the Tyler Perry catalogue, Madea Goes To Jail and Why Did I Get Married, as well as the Academy Award ® -winning Crash, Barbie Diaries, and additional revenue from such fiscal 2006 fourth quarter video releases as Lord of War, Waiting and Saw II.
International revenue of $15.5 million in the first quarter increased 55% compared to $10.0 million in the prior year quarter, reflecting international sales of Saw II, Hard Candy and Fierce People as well as revenues from several titles released by Lionsgate U.K., which was formed by the October 2005 acquisition of Redbus Film Distributors.
Television revenues included in the motion picture segment were $14.8 million, a 9% decrease compared to $16.3 million in the prior year quarter. The Devil’s Rejects and Crash were the principal revenue drivers.
Television production revenue of $7.3 million in the first quarter decreased 84% compared to $45.9 million in the prior year quarter due to timing of the deliveries of Lionsgate’s television programming. Lionsgate’s television business has grown to include 11 prime time series on nine networks slated to air in fiscal 2007, including The Dead Zone (USA), Weeds (Showtime), Wildfire (ABC Family), Lovespring International (Lifetime), Hidden Palms (CW), The Dresden Files (Sci-Fi Network), Motel Man (Sci-Fi), I Pity The Fool (TV Land), Dirty Dancing: The Ultimate Reality (WE), and two recent additions, White Boyz N The Hood (Showtime) and Mad Men (AMC). Revenues from these series will be reflected in subsequent fiscal quarters, and the Company reaffirmed its television revenue guidance of at least $140 million for the fiscal year.
Lionsgate senior management will hold its analyst and investor conference call to discuss its fiscal 2007 first quarter financial results at 4:30 P.M. ET/1:30 P.M. PT today, Wednesday, August 9, 2006. Interested parties may participate live in the conference call by calling 1-800-230-1096 (1-612-288-0318 outside the U.S. and Canada). A full digital replay will be available from Wednesday evening, August 9, through Thursday, August 17, by dialing 1-800-475-6701 (1-320-365-3844 outside the U.S. and Canada) and using access code # 837968.
Lionsgate is the leading independent filmed entertainment studio, winning this year’s Best Picture Academy Award ® for Crash, and the Company is a premier producer and distributor of motion pictures, television programming, home entertainment, family entertainment and video-on-demand content. Its prestigious and prolific library of more than 7,800 titles is a valuable source of recurring revenue and a foundation for the growth of the Company’s core businesses. The Lionsgate brand is synonymous with original, daring, quality entertainment in markets around the globe.

www.lionsgate.com
*                     *                    *                    *                     *
For further information, contact:

Peter D. Wilkes
Lionsgate
310-255-3726
pwilkes@lionsgate.com
The matters discussed in this press release include forward-looking statements, including those regarding the timing of our upcoming film slate, the expansion of our television business, the success of our fiscal 2007, and the timing of revenues expected from our upcoming television series. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by our credit facilities, unpredictability of the commercial success of our motion pictures and television programming, the cost of defending our intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors as set forth in Lionsgate’s Form 10-K filed with the Securities and Exchange Commission on June 14, 2006. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances
This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as non-GAAP financial measures. The tables attached to this press release include reconciliations of non-GAAP financial measures to GAAP financial measures.

LIONS GATE ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,
	2006	2006
	(Unaudited)
	(Amounts in thousands,
	except share amounts)
ASSETS
Cash and cash equivalents	$54,858	$46,978
Restricted cash	736	820
Investments — auction rate securities	142,107	167,081
Investments — equity securities	14,556	14,921
Accounts receivable, net of reserve for video returns and allowances of $72,740 (March 31, 2006 - $73,366) and provision for doubtful accounts of $8,692 (March 31, 2006 - $10,934)	90,801	182,659
Investment in films and television programs	445,888	417,750
Property and equipment	8,509	7,218
Goodwill	185,517	185,117
Other assets	25,534	30,705

	$968,506	$1,053,249

LIABILITIES

Accounts payable and accrued liabilities	$121,113	$188,793
Unpresented bank drafts	—	14,772
Film obligations	275,405	284,987
Subordinated notes	385,000	385,000
Deferred revenue	38,789	30,427

	820,307	903,979

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common shares, no par value, 500,000,000 shares authorized, 104,632,164 at June 30, 2006 and 104,422,765 at March 31, 2006 shares issued and outstanding	331,246	328,771
Series B preferred shares (10 shares issued and outstanding)	—	—
Restricted share units	—	5,178
Unearned compensation	—	(4,032)
Accumulated deficit	(180,734)	(177,130)
Accumulated other comprehensive loss	(2,313)	(3,517)

	148,199	149,270

	$968,506	$1,053,249

LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three	Three
	Months	Months
	Ended	Ended
	June 30,	June 30,
	2006	2005
	(Amounts in thousands,
	except per share amounts)

Revenues	$172,456	$194,229

Expenses:
Direct operating	68,545	100,264
Distribution and marketing	87,046	93,481
General and administration	19,233	17,329
Depreciation	544	748

Total expenses	175,368	211,822

Operating Loss	(2,912)	(17,593)

Other Expense (Income):
Interest expense	4,676	4,884
Interest rate swaps mark-to-market	—	337
Interest income	(2,561)	(1,065)

Total other expenses	2,115	4,156
Loss Before Equity Interests and Income Taxes	(5,027)	(21,749)
Equity interests	58	—

Loss Before Income Taxes	(4,969)	(21,749)
Income tax provision (benefit)	(1,365)	70

Netloss	$(3,604)	$(21,819)

Basic and Diluted Loss Per Common Share	$(0.03)	$(0.21)

LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

									Accumulated
			Series B		Restricted			Comprehensive	Other
	Common Shares		Preferred Shares		Share	Unearned	Accumulated	Income	Comprehensive
	Number	Amount	Number	Amount	Units	Compensation	Deficit	(Loss)	Loss	Total
				(Amounts in thousands, except share amounts)

Balance at March 31, 2005	101,843,708	$305,662	10	$—	$—	$—	$(183,226)		$(5,297)	$117,139
Exercise of stock options	361,310	1,408								1,408
Issuance to directors for services	20,408	203								203
Impact of previously modified stock options	—	27								27
Issuance of common shares in connection with acquisition of film assets	399,042	3,775								3,775
Issuance of common shares in connection with acquisition of common shares of Image Entertainment	1,104,004	11,537								11,537
Issuance of common shares in connection with acquisition of Redbus	643,460	5,643								5,643
Issuance of restricted share units					5,694	(5,694)				—
Amortization of restricted share units						1,662				1,662
Vesting of restricted share units	50,833	516			(516)					—
Comprehensive income (loss)
Net income							6,096	6,096		6,096
Foreign currency translation adjustments								2,223	2,223	2,223
Net unrealized loss on foreign exchange contracts								(356)	(356)	(356)
Unrealized loss on investments — available for sale								(87)	(87)	(87)

Comprehensive income								$7,876

Balance at March 31, 2006	104,422,765	328,771	10	$—	5,178	$(4,032)	$(177,130)		$(3,517)	$149,270
Reclassification of unearned compensation and restricted share common units upon adoption of SFAS No. 123(R )		1,146			(5,178)	4,032				—
Exercise of stock options	123,633	355								355
Vesting of restricted share units	85,766									—
Stock based compensation		974								974
Comprehensive income (loss)
Net loss							(3,604)	(3,604)		(3,604)
Foreign currency translation adjustments								1,550	1,550	1,550
Net unrealized gain on foreign exchange contracts								17	17	17
Unrealized loss on investments — available for sale								(363)	(363)	(363)

Comprehensive loss								$(2,400)		—

Balance at June 30, 2006	104,632,164	$331,246	10	$—	—	$—	$(180,734)		$(2,313)	$148,199

LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months	Three Months
	Ended	Ended
	June 30,	June 30,
	2006	2005
	(Amounts in thousands)

Operating Activities:
Net loss	$(3,604)	$(21,819)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation of property and equipment	544	748
Amortization of deferred financing costs	975	898
Amortization of films and television programs	33,193	65,376
Amortization of intangible assets	244	548
Non-cash stock-based compensation	974	89
Interest rate swaps mark-to-market	—	337
Equity interests	(58)	—
Changes in operating assets and liabilities:
Decrease in restricted cash	84	1,945
Accounts receivable, net	93,013	40,774
Increase in investment in films and television programs	(60,439)	(69,195)
Other assets	4,717	(140)
Accounts payable and accrued liabilities	(68,278)	(588)
Unpresented bank drafts	(14,772)	9,702
Film obligations	(9,936)	15,247
Deferred revenue	8,319	(13,755)

Net Cash Flows Provided By (Used In) Operating Activities	(15,024)	30,167

Investing Activities:
Purchases of investments — auction rate securities	(165,620)	—
Sales of investments — auction rate securities	190,594	—
Cash received from sale of investment	—	2,011
Purchases of property and equipment	(1,831)	(629)

Net Cash Flows Provided By Investing Activities	23,143	1,382

Financing Activities:
Issuance of common shares	353	61
Repayment of subordinated notes	—	(5,000)
Repayment of mortgages payable	—	(285)

Net Cash Flows Provided By (Used In) Financing Activities	353	(5,224)

Net Change In Cash And Cash Equivalents	8,472	26,325
Foreign Exchange Effects on Cash	(592)	(892)
Cash and Cash Equivalents — Beginning Of Period	46,978	112,839

Cash and Cash Equivalents — End Of Period	$54,858	$138,272

LIONS GATE ENTERTAINMENT CORP.
RECONCILIATION OF NET CASH FLOWS PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended
	June 30,
	2006	2005
	(Amounts in thousands)
Net Cash Flows Provided By (Used In) Operating Activities	$(15,024)	$30,167
Purchases of property and equipment	(1,831)	(629)
Decrease (Increase) in Unpresented Bank Drafts	14,772	(9,702)

Free Cash Flow, as defined	$(2,083)	$19,836

Free cash flow is defined as net cash flows provided by or used in operating activities less purchases of property and equipment and unpresented bank drafts. Unpresented bank drafts represent checks issued and not yet presented for payment in excess of the cash balances at custodial banks. The applicable bank accounts are funded at the time the checks are presented for payment.
Free cash flow is a non-GAAP financial measure as defined in Regulation G promulgated by the Securities and Exchange Commission. This non-GAAP financial measure is in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with Generally Accepted Accounting Principles.
Management believes this non-GAAP measure provides useful information to investors regarding cash that our operating businesses generate before taking into account cash movements that are non-operational. Free cash flow is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry. Not all companies calculate free cash flow in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.